As filed with the Securities and Exchange Commission on June 24, 2021
File No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________________________

CATCHMARK TIMBER TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	20-3536671 (I.R.S Employer Identification No.)

5 Concourse Parkway, Suite 2650
Atlanta, Georgia 30328
(Address, including zip code, of Principal Executive Offices)

CatchMark Timber Trust, Inc. 2021 Incentive Plan
(Full title of the plan)

Lesley H. Solomon CatchMark Timber Trust, Inc. 5 Concourse Parkway, Suite 2650 Atlanta, Georgia 30328 (855) 858-9794 (Name, address and telephone number of agent for service)	Copies to: Kerry T. Wenzel Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000
_____________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
CatchMark Timber Trust, Inc. Class A Common Stock, $0.01 par value (“Common Stock”)	2,000,000 (1)	$11.72 (2)	$23,440,000 (2)	$ 2,557.30
(1) Amount to be registered consists of 2,000,000 shares of common stock of CatchMark Timber Trust, Inc. (the “Company”) that may be issued under the CatchMark Timber Trust, Inc. 2021 Incentive Plan (the “Plan”), including any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h), based on the average of the high and low prices of the Company’s common stock reported on the New York Stock Exchange on June 21, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Lesley H. Solomon at the address and telephone number on the cover of this registration statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference and deemed to be a part hereof:

•the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 26, 2021;

•the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 6, 2021;

•the Company’s Current Reports on Form 8-K, filed on March 17, 2021 and June 22, 2021;

•the description of the Common Stock contained in the Registration Statement on Form 8-A12G, filed April 28, 2008, and any amendment or report filed for the purpose of updating such description; and

•all other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Company’s charter requires the Company, to the maximum extent that Maryland law in effect from time to time permits, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Company’s charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission as unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into indemnification agreements with each of its executive officers and directors whereby the Company indemnifies such executive officers and directors and pays or reimburses reasonable expenses in advance of final disposition of a proceeding if such director or executive officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 24th day of June, 2021.

CATCHMARK TIMBER TRUST, INC.

By:	/s/ BRIAN M. DAVIS
Brian M. Davis Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Brian M. Davis and Lesley H. Solomon, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN M. DAVIS	Chief Executive Officer, President and Director	June 24, 2021
Brian M. Davis	(Principal Executive Officer)

/s/ URSULA GODOY-ARBELAEZ	Chief Financial Officer, Senior Vice President and Treasurer	June 24, 2021
Ursula Godoy-Arbelaez	(Principal Financial Officer and Principal Accounting Officer)

/s/ DOUGLAS D. RUBENSTEIN	Chairman of the Board	June 24, 2021
Douglas D. Rubenstein

/s/ TIM E. BENTSEN	Independent Director	June 24, 2021
Tim E. Bentsen

/s/ JAMES M. DECOSMO	Independent Director	June 24, 2021
James M. DeCosmo

/s/ PAUL S. FISHER	Independent Director	June 24, 2021
Paul S. Fisher

/s/ MARY E. MCBRIDE	Independent Director	June 24, 2021
Mary E. McBride

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

3.1	Sixth Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on August 12, 2013)

3.2	First Articles of Amendment to the Sixth Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-11, filed on September 23, 2013)

3.3	Articles of Amendment (incorporated by reference to Exhibit 3.1 the Current Report on Form 8-K filed on October 25, 2013 (the “October 2013 Form 8-K”))

3.4	Articles of Amendment (incorporated by reference to Exhibit 3.2 the October 2013 Form 8-K)

3.5	Articles Supplementary (incorporated by reference to Exhibit 3.3 the October 2013 Form 8-K)

3.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.6 to Registration Statement on Form S-8 filed on October 25, 2013)

3.7	Amendment No. 1 to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 30, 2020)

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page)

99.1
CatchMark Timber Trust, Inc. 2021 Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2021.)